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FRIDAY DECEMBER 5, 12:32 PM EASTERN TIME

COMPANY PRESS RELEASE
EMCORE CORPORATION CLOSES ACQUISITION OF MICROOPTICAL DEVICES INC.
COMBINED ENTITY WILL LEAD DEVELOPMENT AND PRODUCTION OF VCSEL TECHNOLOGY INTO NEXT-GENERATION PRODUCT LINES

SOMERSET, N.J.--(BUSINESS WIRE)--Dec. 5, 1997-- EMCORE Corporation (Nasdaq:
EMKR - news), a leading provider of integrated compound semiconductor solutions, today announced the purchase of privately-held MicroOptical Devices, Inc. (MODE). MODE is a market leader in the design and development of high-quality optical components and subsystems based on vertical cavity surface-emitting laser (VCSEL) technology, which offers superior performance and higher efficiency over conventional compound semiconductor technologies. "By joining forces, EMCORE and MODE are in a strong position to shape both the future of VCSEL technology and the optical communications markets," said Reuben Richards, President and Chief Executive Officer of EMCORE.

MODE's microlasers and optical subsystems provide design, performance and significant cost advantages over their technical predecessors such as edge-emitting solid state lasers. Through the integration of VCSELs with leading OEM systems design, VCSELs provide enhanced performance benefits to market applications such as Internet access, onboard photonics, gigabit ethernet, local area networks, microarea networks such as chip-to-chip and board-to-board applications, DVD and fiberoptic switching. MODE's Gigalase(TM) and Gigarray(TM) product lines are currently being used by a variety of domestic and international OEM customers including AMP, IBM, Samsung, Fuji Xerox, Boeing and Northrop Grumman in the areas of data communications, telecommunications, optical storage and sensing.

Mr. Richards further commented, "MODE is a recognized leader in the development of VCSEL technology. We believe VCSEL technology will solve a number of technical bandwidth challenges applicable to the high-speed computing and communications markets, allowing optoelectronic applications to perform their functions at higher speeds with lower costs over traditional optoelectronic systems. We believe that with the acquisition of MODE, EMCORE will establish itself at the forefront of the next-generation development of the optoelectronic laser market which is estimated to grow to one billion dollars by 2000."

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Under the terms of the agreement, EMCORE Corporation will issue 1.547 million shares of common stock in exchange for 100% of the outstanding capital stock of MODE. The transaction is valued at approximately $30 million based on EMCORE's recent stock price. The acquisition will be accounted for as a purchase. In connection with the closing of the transaction, a significant portion of the purchase price will be taken as a one- time charge by EMCORE related to the write-off of in-process research and development costs. The proposed transaction is expected to be accretive within the first twelve months. Upon the completion of the transaction, MODE is expected to operate as a separate subsidiary of EMCORE. Its operations will continue to be led by the current MODE management team, headed by Thomas M. Brennan and Robert P. Bryan, who will report to Mr. Richards.

Dr. Thomas J. Russell, Chairman of the Board of EMCORE, stated that, "The acquisition of MODE represents a pivotal step in the Company's strategic growth plan. In addition to having complementary technologies and a shared vision of compound semiconductor materials and devices, EMCORE and MODE are technology driven companies focused on the rapidly growing markets for high speed compound semiconductors. By combining our technologies with those of MODE, EMCORE will be better able to offer complete vertically integrated VCSEL solutions by offering material, component and sub-assembly solutions to our customers."

Dr. Robert Bryan, Co-President and Co-Founder of MODE, stated, "The combination of MODE's VCSEL expertise and EMCORE's technological leadership in compound semiconductor solutions will provide significant new growth opportunities for the combined entity. We are all very pleased to become a permanent part of the EMCORE team, and to build further upon the strong relationship we have enjoyed over the past few years."

Tom Brennan, Co-President and Co-Founder of MODE, added, "We look forward to strengthening our current customer relationships and achieving technological breakthroughs in new and related market applications through this merger."

MODE is located in Albuquerque, New Mexico, near Sandia National Laboratories and the University of New Mexico, where the founders, and many of the current MODE staff, co-developed VCSEL technology. MODE's principal scientists are uniquely accomplished in their respective fields and are a formidable addition to EMCORE's existing materials science expertise. In addition to its leadership in VCSEL development, MODE holds an exclusive license from Sandia National Laboratories for VCSEL applications in data communications and bar code scanning and has mechanisms in place to continue to generate and acquire forward-looking intellectual property.

This release contains forward-looking statements relating to future events that involve risks and uncertainties, including, without limitation, statements about future financial performance of EMCORE and MODE and the effects of the proposed acquisition on EMCORE's business, financial performance, and results of operations. Among the factors which could cause actual results to differ materially from those in the forward-looking statements are failure of the proposed acquisition to achieve the desired synergies and efficiencies; risks associated with the reaction to the proposed acquisition by the market, as well as employees, customers, distributors and others who affect the businesses of EMCORE and/or MODE; the variability of future operating results of EMCORE, MODE or the combined companies following the proposed acquisition; cancellations, rescheduling or delays in product shipments; manufacturing capacity constraint; lengthy sales and qualification cycles; difficulties in the production process; the future financial performance of the combined entity; delays in developing and commercializing new products; increased competition; changes in the compound semiconductor industry, including overall growth of the industry and the continued acceptance of the Company's MOCVD technologies, as well as the newly acquired VCSEL technologies; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the registration statement on Form S-1 filed on March 4, 1997.

EMCORE Corporation (Nasdaq: EMKR - news) is a leading provider of integrated compound semiconductor solutions. Leading manufacturers throughout the world use EMCORE's production systems, epitaxial materials, package ready die, and process technology to produce compound semiconductor devices for a variety of advanced electronic and photonic applications. For further information on EMCORE, visit: http://www.emcore.com

CONTACT

     EMCORE Corporation
     Reuben F. Richards Jr.
     President and CEO
     732-271-9090
     Tom Werthan
     VP, Finance and Administration
     732-271-9090
                     or
     Morgen-Walke Associates, Inc.
     Michele Katz/Jessica Davis/Michael Mahony
     Press: Lee Foley/Ann Travers
     212-850-5600